Exhibit (d)(11)(vii)(a)

AMENDMENT TO SUBADVISORY AGREEMENT

Prudential Investments LLC and Jennison Associates LLC (“Subadviser”) hereby agree to amend the subadvisory agreement (including amendments) listed below (the “Agreement”) by amending existing Schedule A to such Agreement, which addresses the level of subadvisory fees under such Agreement. Existing Schedule A is hereby replaced in its entirety with the attached Amended Schedule A, effective as of April 1, 2009.

The Agreement affected by this Amendment consists of the following:

1.

Subadvisory Agreement, dated as of January 1, 2006, by and between Prudential Investments LLC and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the Equity Portfolio of The Prudential Series Fund;

Prudential Investments LLC and Subadviser further agree that Amended Schedule A supersedes any other fee arrangements, written or oral, that may be applicable to the Agreements listed above. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS HEREOF, Prudential Investments LLC and Jennison Associates LLC have duly executed this Amendment as of the date and year first written above.

PRUDENTIAL INVESTMENTS LLC

                                                                                By: ___________________________

Name: ________________________

                                                                                Title: _________________________

JENNISON ASSOCIATES LLC

                                                                                By: __________________________

Name: ________________________

Title: _________________________

Effective Date as Revised: April 1, 2009

AMENDED SCHEDULE A

The Prudential Series Fund

As compensation for services provided by Jennison Associates LLC, Prudential Investments LLC will pay Jennison Associates LLC an advisory fee on the net assets managed by Jennison Associates LLC that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee
Equity Portfolio of The Prudential Series Fund	0.225% of average daily net assets to $1.2 billion; and 0.19% of average daily net assets over $1.2 billion

Effective Date as Revised: April 1, 2009

3

Portfolio Name Advisory Fee Equity Portfolio of The Prudential Series Fund 0.225% of average daily net assets to $1.2 billionimssc and 0.19% of average daily net assets over $1.2 billion